CONFIDENTIAL

Exhibit 10.3

THIS RELEASE MUST BE SIGNED AND RETURNED TO CHARLIE WHITAKER BY MAY 12, 2020. YOU MAY REVOKE THIS RELEASE WITHIN 7 DAYS AFTER YOU SIGN IT BY SUBMITTING A WRITTEN REVOCATION TO CHARLIE WHITAKER.

AGREEMENT AND GENERAL RELEASE
Altria Group, Inc. (“Company”) and Howard A. Willard III agree as follows:
Based on your announced retirement as Chairman and Chief Executive Officer, you acknowledge that your employment with the Company ended on April 14, 2020 (“Departure Date”). You will receive the payments and benefits described in this Agreement and General Release (“Release”), subject to the terms of this Release, and on the condition that you sign, return, do not revoke, and do not breach this Release.
Section 1 - Payments and Benefits

(a)	Severance and Benefits
Your salary will be continued after your Departure Date for a period of sixty-four (64) weeks (“Severance”) based upon your years of accredited service in accordance with the Severance Pay Plan for Salaried Employees (“Severance Plan”).
In addition, you will receive continued benefits coverage for the “Benefits Coverage Period” described below for the following benefits (provided you currently have such coverage and to the extent you are currently and remain eligible for such benefits):

•	Medical, Vision and Dental;

•	Dependent Care Flexible Spending Account;

•	Altria Retirement Plan

•	Life Insurance;

•	Long-Term Disability Plan; and

•	Employee Assistance Plan.

The “Benefits Coverage Period” during which you will be entitled to the above benefits coverage will be as follows:

•
Medical, Vision and Dental coverage will continue through the last day of the month in which the first of the following occurs: (i) the last payment of your Severance, (ii) your Retirement Date, or (iii) the date you begin Other Employment; and

•
Coverage for the remaining benefits described above will continue until the first of the following occurs: (i) the last payment of your Severance, (ii) the last day of the month preceding your Retirement Date, or (iii) the date you

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begin Other Employment. However, Altria Retirement Plan service accrual will not continue for more than 52 weeks.

You acknowledge and agree that the continuation of the above benefits is subject to the terms and limitations set forth in the applicable plan documents. The terms “Other Employment” and “Retirement Date” are defined in Section 5 below.

(b)	Unused Vacation
You will be paid the amount of $144,231.00, for 30 accrued unused vacation days for 2020. This payment is subject to applicable withholding and is not contingent upon you signing this Release.
(c)    Acknowledgement of Additional Consideration In Exchange For Release
In exchange for your promises in this Agreement and General Release (“Release”), the Company will also pay you the following:
(i)    A prorated in lieu of payment of your incentive compensation award under the Management Incentive Compensation Plan (“IC Plan”) for 2020 in the amount of $537,900.00. This amount will be paid within 30 days of receiving the signed Agreement and General Release and is subject to applicable withholding.
(ii)    A cash payment of $8,775,291.00 in lieu of the outstanding stock awards granted in 2018 and 2019; specifically, 137,308 restricted stock units (“RSUs”), and 97,451 performance stock units (“PSUs”) at target that were forfeited immediately after your Departure Date. You will also receive an amount equal to the accrued dividend equivalents corresponding to the performance stock unit awards. The cash payment is based on the average closing price on the New York Stock Exchange Composite Index for a share of Altria Group common stock on each of the 20 trading days immediately preceding and including your Departure Date. The cash payment will be delayed until after the 6 month anniversary of your Departure Date to comply with Internal Revenue Code Section 409A. You understand and agree that this payment is being made and the valuation has been determined in accordance with the terms established at the sole discretion of the Company. Finally, you understand and agree that you have forfeited your 2020 stock awards and will not receive a cash payment in lieu of those awards. Furthermore, you will not be eligible for any future stock awards and you will not be entitled to receive dividend equivalents on any forfeited stock awards with respect to dividends with a record date that occurs after your Departure Date.
(d)    Acknowledgement of Payment of All Compensation and Remuneration
You acknowledge and agree that you have been paid all compensation and remuneration owed to you during or as a result of your employment with the Company, except as specifically set forth in this Release. You acknowledge and agree

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that you will forfeit your 2020 - 2022 long-term incentive plan award, and that you will not be entitled to personal usage of Company aircraft following your Departure Date. You also acknowledge and agree that no other pay or benefits other than those described herein are or will be due to you as a result of your employment with or separation from the Company, except for vested benefits under the Deferred Profit-Sharing Plan for Salaried Employees, Altria Retirement Plan, and Benefit Equalization Plan, which you are entitled to receive without executing this Release.
(e)    Taxes
You are responsible for paying any taxes on amounts you receive because you signed this Release and you agree that the Company is to withhold all taxes it determines it is legally required to withhold.
(f)    References
The Company agrees to abide by its neutral reference policy with respect to inquiries from potential employers about you. You agree to provide any potential employer with proper contact information for the ALCS Human Resources Department. Pursuant to the neutral reference policy, with respect to such inquiries, the Company will provide only your dates of employment and last position held.
Section 2 - Your Complete Release of Claims

(a)	In General
You unconditionally release and discharge all the Claims described in Section 2(b) that you may now have against the Released Parties as defined in Section 2(c), except that you are not releasing: (i) any claim that cannot lawfully be released or discharged, (ii) any claim that relates to your right to enforce this Release, or (iii) any claim that may arise after you sign this Release.

(b)	Claims Released
Subject only to the exceptions in Section 2(a), you are releasing and discharging all known and unknown claims, promises, causes of action, or similar rights of any type that you presently may have (“Claims”) with respect to any of the Released Parties listed in Section 2(c). You understand that the Claims you are releasing and discharging might arise under many different laws (including federal, state and local statutes, executive orders, regulations, other administrative guidance, and common law doctrines), including but not limited to the following:
(i) Antidiscrimination statutes, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Executive Order 11141, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights

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Act of 1866, Executive Order 11246, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, and any other federal, state, or local laws prohibiting these or other kinds of employment discrimination.
(ii)     Other laws, such as federal, state, or local laws regarding workers’ compensation (to the extent permitted by applicable law), an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees in any prescribed manner; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, retaliation and similar or related claims; and the laws of countries outside the United States (including laws mandating severance payments).
(iii)     Examples of Claims you are releasing and discharging include, but are not limited to: (1) Claims that in any way relate to your employment with the Company or its affiliates, or the termination of that employment, such as Claims for discrimination, harassment, retaliation, compensation, bonuses, incentive compensation payments, lost wages, or leave pay; (2) Claims that in any way relate to the design or administration of any employee benefit program; (3) any Claim to additional benefits under the Severance Plan; (4) Claims that you have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits (other than as specifically set forth in this Release); (5) any Claim, such as a benefit claim, that was explicitly or implicitly denied before you signed this Release; or (6) any Claim to attorneys’ fees or other indemnities.
(iv) Unknown Claims.
You understand that you are releasing and discharging Claims that you may not know about. That is your knowing and voluntary intent, even though you recognize that someday you might learn that some or all of the facts you currently believe to be true are untrue and even though you might then regret having signed this Release. Nevertheless, you are assuming that risk and you agree that this Release shall remain effective in all respects in any such case. You expressly waive all rights you may have under any law that is intended to protect you from waiving unknown claims and you understand the significance of doing so.

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(c)	Released Parties
The Released Parties are the Company, all affiliated companies, parents, divisions or subsidiaries, and, with respect to each of them, all of the Company’s or such related entities’ predecessors and successors, and, with respect to the Company and each entity described above, all of their past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph.

(d)	Right to Revoke
You may revoke this Release within 7 days after signing it by submitting a written revocation to Charlie Whitaker, in which case this Release will be canceled and of no force or effect. If you exercise this revocation right, you acknowledge and agree that you will not be entitled to receive the consideration provided in exchange for executing this Release.
Section 3 - Your Promises

(a)	Whistleblower Claims and Other Government Investigations
Nothing in this Release or in any agreement referenced herein does, or is intended to, restrict your ability (with or without prior notice to or authorization by the Company) to raise in good faith or participate in an investigation regarding any potential violation of law or regulation with the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the Federal Trade Commission (FTC), the U.S. Food and Drug Administration (FDA), or any other state or federal governmental or regulatory agency. This Release also does not prevent you from making other disclosures protected by law under the whistleblower provisions of any state or federal statutes or regulations. Any such disclosures should be made only to parties authorized to investigate the potential violation and limited to information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency.

(b)	Confidential Information
You agree that any disclosure of Confidential Information (as defined in Section 3(h) below) concerning the operations, business methods, or employees of the Company and/or its affiliates made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency. You also agree that the disclosure(s) will be made only to such parties authorized to investigate the potential violation.

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(c)	No Future Lawsuit for Released Claims
You further agree not to file any lawsuit, demand for arbitration, or any other adversarial or administrative proceeding seeking personal relief (individually, with others, or as part of a putative class) in the future pursuing any of the Claims released and discharged in this Release. You acknowledge and understand that you are expressly waiving your right to any personal relief for Claims released and discharged in this Release to the fullest extent permitted by law, including but not limited to lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement, or any other legal or equitable relief whatsoever, even if sought on your behalf by any governmental agency or any person claiming to represent you and/or any member of a putative class.

(d)	Company Property and Records Management
By your signature below, you certify that you have conducted a diligent search for, and have returned or return herewith: (1) any and all "Confidential Information," as defined by Company policies; (2) the originals and all copies of any business records of the Company or its affiliates and any credit cards, access and identification cards, computers, PDA’s, wireless devices, keys, and any other property of the Company or its affiliates in your possession; and (3) any and all other confidential, secret or proprietary materials in your custody, possession or control belonging to or obtained from the Company or its affiliates.
You also certify that you have properly preserved and retained all records of the Company or its affiliates within your possession or control that are needed for business or legal purposes in accordance with the Company’s policies and other applicable guidance addressing records management. You have appropriately provided both access to those records and instructions to management regarding those records such that the Company will be able to find and utilize them.

(e)	Certification of Compliance

By your signature below, you certify to the best of your knowledge that, during your employment with the Company, you have not engaged in conduct that violated the Company’s policies or applicable laws (with the exception of any conduct previously reported to the Company or to the proper governmental or regulatory investigative authority). You also certify that, during your employment with the Company, you have been afforded the opportunity to report to the Company any alleged violations of its policies or applicable laws, and that to the best of your knowledge there is no violation of which you are aware that has not been reported to the Company or to the proper investigating authority.

(f)	Indemnification

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    The Company and you acknowledge and agree that the Company’s restated Articles of Incorporation (the “Articles”) provide for the exculpation, indemnification and the advancement and reimbursement of legal and other expenses for former officers and directors among other eligible persons on the terms and conditions set forth in the Articles.

(g)	Non-Disparagement
Except for disclosures described in Section 3(a), you agree not to make any disparaging, derogatory, or defamatory statements to anyone, whether spoken or written, about the Company or its affiliates, their respective products, prospective products, or services, or any of their respective current or former officers, directors, or employees. You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against the Company or any of its affiliates or their directors, officers or employees, unless your participation is protected under the law or authorized by Section 3(a). Nothing in this Release prevents you or the Company from responding truthfully to a lawfully-issued subpoena, court order or other lawful request by any regulatory agency or governmental authority.

(h)	Non-Disclosure
You acknowledge that during the course of your employment, you were entrusted with certain personnel, business, financial, technical and other proprietary information and materials, which are the property of the Company and/or its affiliates and which involve confidential information concerning the Company’s and/or its affiliates’ operations, business methods, plans, strategies and employees (“Confidential Information”). Except as otherwise specifically provided in this Release, you promise that you will not communicate or disclose to any third party, or use for your own account, without the written consent of the Company, any such information or materials, except as set forth in Section 3(i), unless and until such information becomes generally available to the public through no fault of yours. You also agree that this promise will never expire.
You further agree that you have not disclosed, and will forever refrain from disclosing, to any person or entity the negotiations leading up to this Release. However, this does not and shall not prevent you from disclosing that information as reasonably necessary to your tax advisor, immediate family, and legal counsel, provided that your tax advisor, immediate family, and legal counsel are instructed and agree not to disclose such information.

(i)	Notice of Request for Disclosure
Unless it would impede your ability to communicate directly with any governmental or regulatory agency, including the Securities and Exchange Commission, regarding the issues set forth in Section 3(a), in the event you are lawfully

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issued a subpoena or court order or other lawful request by a regulator or governmental authority related to your employment with or separation from the Company or its affiliates, you will give the Company at least 10 days’ notice prior to the time noticed for such disclosure, unless such notice is impossible, in which case, you will give the Company immediate notice within not more than 24 hours after you receive any such subpoena, court order or request.

(j)	Cooperation
To the extent consistent with applicable law, you agree to cooperate with and make yourself readily available to the Company and its affiliates, including the Company’s General Counsel, as the Company or its affiliates may reasonably request to assist in any matter about which you have knowledge, experience or information, including giving truthful testimony in any litigation, potential litigation, internal investigation, or administrative, regulatory, or quasi-judicial proceedings involving the Company or its affiliates. You acknowledge this could involve, but is not limited to: (i) providing information to respond to or defend any regulatory or legal process; (ii) preparing witness statements, declarations, or affidavits; or (iii) giving evidence in person on behalf of the Company or its affiliates. The Company or its affiliates shall reimburse any reasonable out-of-pocket expenses incurred by you as a consequence of complying with your obligations under this clause, provided that such expenses are approved in advance by the Company or its affiliates.

(k)	Prior Non-Disclosure and Non-Competitions Agreement
You acknowledge you have executed a previous agreement (“Prior Agreement”) with the Company, its affiliates, or a predecessor to such companies, relating to confidentiality of information or non-competition obligations. This includes the Confidentiality and Non-Competition Agreement dated December 17, 2019. You acknowledge and agree that, to the extent not contrary to the terms of this Release, the terms of such Prior Agreement shall remain in full force and effect.

(l)	Resignation
You acknowledge that you have resigned from all positions and roles you held at the Company and its affiliates, and you agree to sign any documents and take such other actions that are necessary to effectuate such resignations.

(m)	Non-Admission of Liability
You agree not to assert that this Release is an admission of guilt or wrongdoing and you acknowledge that the Released Parties do not believe or admit that any of them has done anything wrong.

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(n)	Implementation
You agree to sign any documents and do anything else that is necessary in the future to implement this Release.
Section 4 - Consequences of Violating Your Promises
The promises and representations you made in Section 3 are a material inducement for the Company to enter into this Release. If the Company determines you have violated a promise in Section 3 or that if any representation you made in Section 3 was false when made, the Company will notify you of such violation. You agree that the Company may, in its discretion and without waiving any other rights and remedies that it may have, cease payment of any unpaid Severance or other payments under this Release and cease continuation of any benefits during the remainder of any Benefits Coverage Period. With the exception of $1,000, you also agree to reimburse the Company, upon its request and as allowed by applicable law, for any amounts previously paid to you or on your behalf because you signed this Release and to pay any other damages, reasonable costs, expenses, and attorneys’ fees that the Company or any of the other Released Parties may incur as a result of your breaching any promise you made in Section 3 of this Release or if any representation you made in Section 3 of this Release was false when made.
Section 5 - In the Event of Death, Disability, Other Employment, or Retirement

(a)	Death
In the event that you die prior to the date all payments under this Release have been made to you, your estate shall receive any remaining payments in a manner and at a time determined by the Company under the circumstances, less applicable withholdings.

(b)	Disability
As of your Departure Date, you are no longer eligible to participate in the Company’s Short-Term Disability Plan. In the event you become “disabled” as defined by the Company’s Long-Term Disability Plan (“LTD Plan”) prior to the date your Severance ends, your Severance shall offset any amount you are eligible to receive pursuant to the LTD Plan.

(c)	Other Employment
The term “Other Employment” shall mean full-time (an average of 35 hours per week or more), active employment with another employer (other than with one of the Altria companies), but shall not include self-employment, consulting, or involuntary recall to active military service. Within 10 days of your acceptance of such Other

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Employment, you must notify Charlie Whitaker in writing of the date such employment is expected to begin. You acknowledge that your failure to notify the Company as required by this Section will constitute a material breach of this Release.

(d)	Retirement
Your “Retirement Date” will be considered the first day of the month you elect in your retirement application to receive a retirement benefit. You understand that any Severance paid to you after your Retirement Date is not counted as compensation under the Retirement Plan, and the period that you continue to receive Severance after your Retirement Date does not count as benefit or vesting service under the Altria Retirement Plan. Following the earlier of (1) your Retirement Date, (2) the first day of the month following the scheduled end date of your Severance, or (3) the first day of the month following the date you obtain Other Employment, you may be able to participate in Company-sponsored post-retirement health and welfare benefits if eligible under, and in accordance with the terms of, the Medical, Dental and Retiree Life Benefits Plan for Salaried Employees. You acknowledge that the Company (or its successors) may, and reserves the right at its discretion to, terminate, amend, modify or reduce all or a portion of the post-retirement health and welfare benefits offered under the applicable plans at any time.
Section 6 - Consideration of Release
You acknowledge that before deciding to sign this Release, you were given a period of at least 21 calendar days to consider this Release. If you choose to execute this Release prior to the expiration of the 21-day period, you acknowledge that you were afforded a period of at least 21 days to consider this Release before executing it and your execution prior to the expiration of the 21-day period is your free and voluntary act. You further acknowledge that the Company encouraged you to discuss this Release with your attorney before signing it and that you had the opportunity to do so to the extent you deemed it appropriate. You further acknowledge that you (a) carefully read this Release; (b) fully understand it; (c) received consideration for signing this Release above that to which you would otherwise be entitled and (d) enter into it voluntarily and without relying on any promises, statements or representations by the Company or its employees.
Section 7 - Miscellaneous

(a)	Entire Agreement
Except for the Prior Agreement and as otherwise noted in this Release, this Release constitutes the entire agreement between you and the Company. This Release may not be modified or canceled in any manner except by a writing signed by both you and Charlie Whitaker. You acknowledge that the Company has made no representations or promises to you other than those in this Release. If any provision in

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this Release is found to be invalid or unenforceable, all other provisions will remain fully enforceable.

(b)	Successors
This Release binds your heirs, administrators, representatives, executors, successors, and assigns, and anyone else claiming through you or on your behalf, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

(c)	Interpretation and Governing Law
This Release shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against you or any of the Released Parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release. This Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein, without giving effect to conflict of laws principles.
BY SIGNING BELOW, THIS RELEASE IS AGREED TO AND VOLUNTARILY ACCEPTED BY:

Date: May 1, 2020	/s/ HOWARD A. WILLARD III
Howard A. Willard III

Date: May 1, 2020	By: /s/ CHARLES N. WHITAKER
Charles N. Whitaker
Senior Vice President
Chief Human Resources Officer
Chief Compliance Officer
Altria Group, Inc.